Exhibit 99.1

Dave Inc. Announces Reverse Stock Split Effective

DAVE common stock expected to begin trading on a split-adjusted basis on January 6, 2023

LOS ANGELES, CA –January 5, 2023 – Dave Inc. (the “Company”) (Nasdaq: DAVE, DAVEW), one of the leading U.S. neobanks on a mission to build products that level the financial playing field, today announced that its Board of Directors has approved a 1-for-32 reverse stock split of the Company’s Class A common stock and Class V common stock (collectively, the “Common Stock”). The reverse stock split will become effective at 5:01 p.m. Eastern Time today, January 5, 2023, after close of trading on The Nasdaq Global Market. The Company’s Class A common stock is expected to commence trading on a split-adjusted basis when the markets open on January 6, 2023 under the existing trading symbol “DAVE.” Based on the closing price as of January 5, 2023, the implied post-split share price is approximately $9.44.

The primary goal of the reverse stock split is to increase the per share market price of the Company’s Class A common stock to meet the minimum per share bid price requirement for continued listing on The Nasdaq Global Market as well as to make our Class A Common Stock more attractive to a broader range of institutional investors which may have minimum share price targets for new investments.

The new CUSIP number for the Company’s Class A common stock following the reverse stock split will be 23834J201. The Company’s warrants will continue to be traded under the symbol “DAVEW” and the CUSIP number for the Company’s warrants will remain unchanged.

The reverse stock split was approved by the Company’s stockholders at a special meeting of stockholders held on December 13, 2022. On January 4, 2023 the Company’s Board of Directors approved the reverse stock split at the ratio of 1-for-32.

As a result of the reverse stock split, every 32 shares of the Company’s Class A common stock and Class V common stock issued and outstanding will be automatically reclassified into one new share of the Company’s Class A common stock and Class V common stock, respectively. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, and warrants exercisable for shares of Class A common stock, as well as to the number of shares issuable under the Company’s equity incentive plans and certain existing agreements. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of Common Stock or the par value of the Common Stock.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price per share of the Class A common stock (as adjusted to give effect to the reverse stock split) on The Nasdaq Global Market today, the last trading day immediately preceding the effective time of the reverse stock split.

Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2022, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at www.dave.com.

All stockholders of record may direct questions to the Company’s transfer agent, Continental Stock Transfer & Trust Company, at CSTMail@continentalstock.com or at 1-800-509-5586.

About Dave

Dave is a banking app on a mission to build products that level the financial playing field. Dave’s financial tools, including its debit card and spending account, help millions of customers bank, budget, avoid overdraft fees and find work. For more information, visit www.dave.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to the timing of the effectiveness of the reverse stock split. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including those factors discussed in Dave’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2022 and subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.